Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
October 25, 2018

CULLEN/FROST REPORTS THIRD QUARTER RESULTS
Board declares fourth quarter dividend on common and preferred stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported third quarter 2018 results. Net income available to common shareholders for the third quarter of 2018 was $115.8 million, compared to $91.1 million in the third quarter of 2017, representing an increase of 27 percent. On a per-share basis, net income available to common shareholders for the third quarter of 2018 was $1.78 per diluted common share, compared to $1.41 per diluted common share reported a year earlier. Returns on average assets and average common equity were 1.49 percent and 14.40 percent, respectively, for the third quarter of 2018 compared to 1.19 percent and 11.71 percent, respectively, for the same period a year earlier.

For the third quarter of 2018, net interest income was $241.7 million, up 10.2 percent compared to the same quarter in 2017. Average loans for the third quarter of 2018 increased $1.1 billion, or 8.7 percent, to $13.7 billion, from the $12.6 billion reported for the third quarter a year earlier. Average deposits for the quarter were $26.2 billion compared to $25.7 billion reported for last year's third quarter, an increase of 1.6 percent.

For the first nine months of 2018, net income available to common shareholders was $329.6 million, up 28 percent compared to $257.6 million for the first nine months of 2017. Diluted EPS available to common shareholders for the first nine months was $5.08 compared to $3.98 in the year-earlier period, also up 28 percent. Returns on average assets and average common equity for the first nine months of 2018 were 1.42 percent and 14.02 percent, respectively, compared to 1.14 percent and 11.44 percent, respectively, for the same period in 2017.
“These robust earnings reflect our emphasis on sustainable, above-average organic growth,” said Cullen/Frost Chairman and CEO Phil Green. “Texas remains a growing and attractive place to do business and we have ample opportunities for growth in the state.”

Cullen/Frost Announces Houston Region Expansion
Separately, Cullen/Frost announced an expansion of its presence in the Houston region. Frost expects to open the first new branch associated with this expansion no later than early 2019, and over the course of 2019 and 2020 expects to open approximately one branch per month. Frost currently has less than 2 percent deposit market share in Houston. “We believe this underscores the size of our growth opportunity in the Houston region,” Green said. “We are confident that by making prudent investments to expand our presence in the Houston region, we can meaningfully enhance our long-term growth trajectory in that market.”
Frost has served the Houston community since 1977, and the Frost name is well-recognized in Houston. In September 2017, Frost announced a $1 million donation from the Frost Bank Charitable Foundation to nonprofits offering relief to those affected by Hurricane Harvey. By way of our planned Houston region expansion, we plan to continue and increase the role that Frost plays in the region's long term growth.

Noted financial data for the third quarter of 2018 follows:

•
The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the third quarter of 2018 were 12.93 percent, 13.63 percent and 15.44 percent, respectively, and continue to be in excess of well-capitalized levels. Current capital ratios exceed Basel III fully phased-in requirements.

•
Net interest income of $241.7 million represented a 10.2 percent increase over the prior year period. Net interest margin was 3.66 percent for the third quarter of 2018, a 2 basis point increase over the second quarter of 2018 net interest margin of 3.64 percent. This compares to 3.73 percent in the third quarter of 2017 based on a 35 percent tax rate, and 3.41 percent had the current 21 percent tax rate been in place.

•
Non-interest income for the third quarter of 2018 totaled $87.7 million, an increase of $6.0 million, or 7.4 percent, compared to $81.6 million reported for the third quarter of 2017. Trust and investment management fees were $30.8 million, up $3.3 million, or 12.0 percent, from the third quarter of 2017. The increase was primarily driven by higher trust investment fees and oil and gas fees. The higher trust investment fees were driven by higher equity prices. The higher oil and gas fees were driven by higher energy prices and new business, which was partly related to enhancements to our service offering. The growth in overall non-interest income was impacted by a net loss on securities transactions of $4.9 million in the third quarter of 2017 associated with the sale of $750 million in available for sale U.S. Treasury securities. Adjusted for the year-ago net loss on securities transactions and adjusting year-ago interchange and debit card fees for the new accounting standard, non-interest income would have increased 5.0 percent in the third quarter of 2018 over the prior year period. See the last bullet in this section for more details.

•
Non-interest expense was $193.7 million for the third quarter of 2018, up $6.8 million or 3.7 percent compared to the $186.8 million reported for the third quarter a year earlier. Total salaries rose $3.2 million, or 3.7 percent, to $87.5 million, and were impacted by normal annual merit and market increases, as well as an increase in incentive compensation. Technology, furniture and equipment expense for the third quarter increased by $2.3 million, or 12.1 percent, from the third quarter of 2017. The increase was primarily related to increases in software maintenance, software amortization, and depreciation on furniture and equipment. Other non-interest expense was $41.8 million in the third quarter of 2018, an increase of $534 thousand, or 1.3 percent, from the third quarter a year earlier. An increase in advertising/promotions expense (up $2.9 million) was offset by a $3.0 million decrease in interchange-related network costs, which are now netted against interchange income. See the last bullet in this section for more details.

•
For the third quarter of 2018, the provision for loan losses was $2.7 million, while net charge-offs totaled $15.3 million. This compares with a provision for loan losses of $8.3 million and $7.9 million in net charge-offs for the second quarter of 2018, and a provision for loan losses of $11.0 million and $6.2 million in net charge-offs in the third quarter of 2017.

•
The allowance for loan losses as a percentage of total loans was 1.00 percent at September 30, 2018, compared to 1.10 percent at the end of the second quarter of 2018 and 1.21 percent at the end of the third quarter of 2017. Non-performing assets were $86.4 million at the end of the third quarter of 2018, compared to $122.8 million at the end of the second quarter of 2018 and $150.0 million at the end of the third quarter of 2017.

•
The interchange and debit card transaction fees category of non-interest income and the other expense category were each impacted by our adoption at the beginning of 2018 of a new accounting standard that affects how we report revenues and network costs associated with ATM and debit card network transactions. Prior to 2018, we recognized such revenues and network costs on a gross basis. Beginning in 2018, ATM and debit card transaction fees are reported net of related network costs. For the three months ended September 30, 2018, gross interchange and debit card transaction fees totaled $6.5 million while related network costs totaled $3.0 million. On a net basis, we reported $3.5 million as interchange and debit card transaction fees. See note 2 on page 7 of this release and our forthcoming Form 10-Q for more information on the effects of this and other accounting changes.

The Cullen/Frost board declared a fourth quarter cash dividend of $0.67 per common share, payable on December 14, 2018, to shareholders of record on November 30, 2018. The board of directors also declared a cash dividend of $0.3359375 per share of the Noncumulative Perpetual Preferred Stock, Series A, which trades on the NYSE under the symbol "CFR PrA." The Series A Preferred Stock dividend is payable on December 17, 2018, to shareholders of record on November 30, 2018.

Cullen/Frost Bankers, Inc. will host a conference call on Thursday, October 25, 2018, at 10 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode via webcast on our investor relations website linked below, or by phone at 1-800-944-6430.
A playback of the conference call will be available after 2 p.m. CT until midnight Sunday, October 28, 2018 at 855-859-2056 with Conference ID # of 6647169. The call will also be available by webcast at the URL listed below after 2 p.m. CT on the day of the call.

Cullen/Frost investor relations website: www.frostbank.com/investor-relations/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $31.2 billion in assets at September 30, 2018. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.

•	Volatility and disruption in national and international financial and commodity markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of our goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of our borrowers.

•	Technological changes.

•	The cost and effects of failure, interruption, or breach of security of our systems.

•	Acquisitions and integration of acquired businesses.

•	Our ability to increase market share and control expenses.

•	Our ability to attract and retain qualified employees.

•	Changes in the competitive environment in our markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of our vendors, internal control systems or information systems.

•	Changes in our liquidity position.

•	Changes in our organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	Our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2018			2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$241,665	$237,270	$229,748	$223,914	$219,211
Net interest income (1)	265,687	260,531	252,536	268,611	264,406
Provision for loan losses	2,650	8,251	6,945	8,102	10,980
Non-interest income:
Trust and investment management fees	30,801	29,121	29,587	28,985	27,493
Service charges on deposit accounts	21,569	21,142	20,843	21,248	20,967
Insurance commissions and fees	11,037	10,556	15,980	11,728	10,892
Interchange and debit card transaction fees (2)	3,499	3,446	3,158	6,082	5,884
Other charges, commissions and fees	9,580	9,273	9,007	9,948	10,493
Net gain (loss) on securities transactions	(34)	(60)	(19)	(24)	(4,867)
Other	11,205	11,588	12,889	12,108	10,753
Total non-interest income (2)	87,657	85,066	91,445	90,075	81,615

Non-interest expense:
Salaries and wages	87,547	85,204	86,683	89,173	84,388
Employee benefits	18,355	17,907	21,995	17,022	17,730
Net occupancy	19,894	19,455	19,740	18,190	19,391
Technology, furniture and equipment	21,004	20,459	19,679	19,352	18,743
Deposit insurance	4,694	4,605	4,879	4,781	4,862
Intangible amortization	336	369	388	402	405
Other (2)	41,838	40,909	43,247	47,360	41,304
Total non-interest expense (2)	193,668	188,908	196,611	196,280	186,823
Income before income taxes	133,004	125,177	117,637	109,607	103,023
Income taxes	15,160	13,836	11,157	9,083	9,892
Net income	117,844	111,341	106,480	100,524	93,131
Preferred stock dividends	2,016	2,015	2,016	2,016	2,016
Net income available to common shareholders	$115,828	$109,326	$104,464	$98,508	$91,115

PER COMMON SHARE DATA
Earnings per common share - basic	$1.80	$1.70	$1.63	$1.54	$1.43
Earnings per common share - diluted	1.78	1.68	1.61	1.53	1.41
Cash dividends per common share	0.67	0.67	0.57	0.57	0.57
Book value per common share at end of quarter	49.49	49.53	48.58	49.68	48.24

OUTSTANDING COMMON SHARES
Period-end common shares	63,923	63,904	63,794	63,476	63,114
Weighted-average common shares - basic	63,892	63,837	63,649	63,314	63,667
Dilutive effect of stock compensation	1,022	1,062	1,013	981	898
Weighted-average common shares - diluted	64,914	64,899	64,662	64,295	64,565

SELECTED ANNUALIZED RATIOS
Return on average assets	1.49%	1.43%	1.36%	1.26%	1.19%
Return on average common equity	14.40	14.03	13.62	12.66	11.71
Net interest income to average earning assets (1)	3.66	3.64	3.52	3.70	3.73

(1) Taxable-equivalent basis assuming a 21% tax rate for 2018 and 35% tax rate for 2017.
(2) Beginning in 2018, in connection with the adoption of a new accounting standard, interchange and debit card transaction fees are reported net of related network costs. Prior to 2018, such network costs were reported separately as a component of other non-interest expense. For comparative purposes, interchange and debit card transaction fees reported net of related network costs would have totaled $2,904 and $3,233 in the third and fourth quarters of 2017, respectively.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2018			2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$13,683	$13,537	$13,295	$12,879	$12,587
Earning assets	28,796	28,647	29,002	29,012	28,342
Total assets	30,918	30,758	31,131	31,107	30,390
Non-interest-bearing demand deposits	10,690	10,629	10,972	11,098	10,756
Interest-bearing deposits	15,462	15,440	15,457	15,286	14,994
Total deposits	26,152	26,069	26,429	26,384	25,750
Shareholders' equity	3,335	3,270	3,255	3,232	3,232

Period-End Balance:
Loans	$13,815	$13,712	$13,364	$13,146	$12,706
Earning assets	29,042	28,494	29,414	29,595	28,941
Goodwill and intangible assets	659	659	660	660	660
Total assets	31,223	30,687	31,459	31,748	30,990
Total deposits	26,349	25,996	26,678	26,872	26,403
Shareholders' equity	3,308	3,310	3,243	3,298	3,189
Adjusted shareholders' equity (1)	3,449	3,373	3,297	3,218	3,131

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$137,578	$150,226	$149,885	$155,364	$154,303
As a percentage of period-end loans	1.00%	1.10%	1.12%	1.18%	1.21%

Net charge-offs:	$15,298	$7,910	$12,424	$7,041	$6,235
Annualized as a percentage of average loans	0.44%	0.23%	0.38%	0.22%	0.20%

Non-performing assets:
Non-accrual loans	$82,601	$119,181	$123,152	$150,314	$143,104
Restructured loans	—	—	12,058	4,862	4,815
Foreclosed assets	3,765	3,643	1,371	2,116	2,094
Total	$86,366	$122,824	$136,581	$157,292	$150,013
As a percentage of:
Total loans and foreclosed assets	0.62%	0.90%	1.02%	1.20%	1.18%
Total assets	0.28	0.40	0.43	0.50	0.48

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.93%	12.69%	12.69%	12.42%	12.38%
Tier 1 Risk-Based Capital Ratio	13.63	13.40	13.42	13.16	13.14
Total Risk-Based Capital Ratio	15.44	15.29	15.36	15.15	15.19
Leverage Ratio	9.19	9.02	8.62	8.46	8.39
Equity to Assets Ratio (period-end)	10.60	10.78	10.31	10.39	10.29
Equity to Assets Ratio (average)	10.79	10.63	10.46	10.39	10.63

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	Nine Months Ended
	September 30,
	2018	2017
CONDENSED INCOME STATEMENTS

Net interest income	$708,683	$642,508
Net interest income (1)	778,754	774,819
Provision for loan losses	17,846	27,358
Non-interest income:
Trust and investment management fees	89,509	81,690
Service charges on deposit accounts	63,554	62,934
Insurance commissions and fees	37,573	34,441
Interchange and debit card transaction fees (2)	10,103	17,150
Other charges, commissions and fees	27,860	29,983
Net gain (loss) on securities transactions	(113)	(4,917)
Other	35,682	25,114
Total non-interest income (2)	264,168	246,395

Non-interest expense:
Salaries and wages	259,434	247,895
Employee benefits	58,257	57,553
Net occupancy	59,089	57,781
Furniture and equipment	61,142	54,983
Deposit insurance	14,178	15,347
Intangible amortization	1,093	1,301
Other (2)	125,994	127,929
Total non-interest expense (2)	579,187	562,789
Income before income taxes	375,818	298,756
Income taxes	40,153	35,131
Net income	335,665	263,625
Preferred stock dividends	6,047	6,047
Net income available to common shareholders	$329,618	$257,578

PER COMMON SHARE DATA
Earnings per common share - basic	$5.13	$4.02
Earnings per common share - diluted	5.08	3.98
Cash dividends per common share	1.91	1.68
Book value per common share at end of quarter	49.49	48.24

OUTSTANDING COMMON SHARES
Period-end common shares	63,923	63,114
Weighted-average common shares - basic	63,794	63,822
Dilutive effect of stock compensation	1,037	957
Weighted-average common shares - diluted	64,831	64,779

SELECTED ANNUALIZED RATIOS
Return on average assets	1.42%	1.14%
Return on average common equity	14.02	11.44
Net interest income to average earning assets (1)	3.61	3.69

(1) Taxable-equivalent basis assuming a 21% tax rate for 2018 and a 35% tax rate for 2017.
(2) Beginning in 2018, in connection with the adoption of a new accounting standard, interchange and debit card transaction fees are reported net of related network costs. Prior to 2018, such network costs were reported separately as a component of other non-interest expense. For comparative purposes, interchange and debit card transaction fees reported net of related network costs would have totaled $8,056 for the nine months ended September 30, 2017.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2018	2017
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$13,506	$12,319
Earning assets	28,814	28,139
Total assets	30,933	30,225
Non-interest-bearing demand deposits	10,762	10,726
Interest-bearing deposits	15,454	15,018
Total deposits	26,216	25,744
Shareholders' equity	3,287	3,154

Period-End Balance:
Loans	$13,815	$12,706
Earning assets	29,042	28,941
Goodwill and intangible assets	659	660
Total assets	31,223	30,990
Total deposits	26,349	26,403
Shareholders' equity	3,308	3,189
Adjusted shareholders' equity (1)	3,449	3,131

ASSET QUALITY ($ in thousands)
Allowance for loan losses:	$137,578	$154,303
As a percentage of period-end loans	1.00%	1.21%

Net charge-offs:	$35,632	$26,100
Annualized as a percentage of average loans	0.35%	0.28%

Non-performing assets:
Non-accrual loans	$82,601	$143,104
Restructured loans	—	4,815
Foreclosed assets	3,765	2,094
Total	$86,366	$150,013
As a percentage of:
Total loans and foreclosed assets	0.62%	1.18%
Total assets	0.28	0.48

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.93%	12.38%
Tier 1 Risk-Based Capital Ratio	13.63	13.14
Total Risk-Based Capital Ratio	15.44	15.19
Leverage Ratio	9.19	8.39
Equity to Assets Ratio (period-end)	10.60	10.29
Equity to Assets Ratio (average)	10.63	10.43

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).